KVUE 3Q25 Prepared Remarks

Please refer to the following prepared remarks in conjunction with our third quarter 2025 earnings press release, which can be found under the Investor Relations section of our website at investors.kenvue.com.

KIRK PERRY, CHIEF EXECUTIVE OFFICER, COMMENTARY
Throughout the third quarter, Kenvue’s Board of Directors and leadership team have been hard at work to put the Company on the right path towards accelerated growth by executing against our four operating priorities – leadership and capabilities, operating strategy, operating model & structure, and execution. Our leadership team has identified what we are doing well and what we need to change to win with consumers and operate with greater impact and agility. At the same time, the Board continued to advance a comprehensive review of strategic alternatives for Kenvue, evaluating a broad range of options, which has culminated in today’s announcement of our agreement to combine with Kimberly-Clark.

Leadership Appointments
I am pleased to report that the Board has appointed me as the permanent Chief Executive Officer of Kenvue, effective immediately. I look forward to the continued partnership with the Board and Leadership team on executing on our strategic and financial goals.

We have focused on strengthening our Leadership team and bringing in new talent and capabilities and are pleased to share two critical leadership hires we made: Carlos De Jesus has been appointed as Group President, North America, effective today, and Jonathan Halvorson has been named to the newly created role of Chief Digital & Marketing Officer, effective November 17.

Carlos has over 25 years of experience in the global consumer products industry, most recently serving as Senior Vice President, Amazon Global Team Leader & North America Digital Commerce at Procter & Gamble. He has a proven track record of leading large-scale turnarounds across global markets and driving growth for billion-dollar brands, such as Pampers, Gillette, Duracell, Crest, and most recently, Oral-B.

Jon is a seasoned and strategic marketing leader with deep expertise in digital transformation, consumer experience, and commerce strategy. He most recently served as Senior Vice President of Consumer Experience and Digital Commerce at Mondelēz

International, where he led global teams driving the future of digital marketing, AI adoption, and data-driven consumer engagement across iconic brands such as Cadbury, Oreo, Ritz, and Chips Ahoy.

I have worked with both Carlos and Jon in different capacities and have seen the transformative impact they both make in driving growth. With these two new hires, approximately half of our leadership team has been appointed in the last six months, and we are all highly focused on execution and performance.

Carlos succeeds Jan Meurer, who will leave the Company following a transition period. With the creation of the Chief Digital & Marketing Officer role, our Chief Growth Officer role is being eliminated, and Charmaine England will also depart the Company after a transition period.

AMIT BANATI, CHIEF FINANCIAL OFFICER, COMMENTARY
During the third quarter we continued to navigate through a dynamic external environment, as consumers remained cautious. While the Company’s topline performance was impacted by similar dynamics that we experienced in the second quarter, and our global weighted category slowed sequentially, our team did an excellent job driving strong productivity and effectively managing costs. The combination of third quarter results and quarter-to-date performance in Q4 gives us confidence to reaffirm our outlook for 2025.

During the third quarter, Net sales decreased 3.5% year-over-year, as a 4.4% decline in Organic sales1 was partially offset by a 1.0% benefit from foreign exchange. Importantly, global consumption continued to exceed Organic sales results across each segment. Both value realization and volumes were below year-ago levels in Q3, contracting 0.4% and 4.0%, respectively.

Major drivers of quarterly performance in Q3 include:
1)First, global weighted category growth rate and our consumption slowed sequentially, as both were unfavorably impacted by low seasonal incidences across our largest regions, which weighed on performance of the Self Care business;
2)Second, similarly to the second quarter, trade inventory reductions at some domestic customers, along with year-over-year changes in shipment timing in China weighed on top line; and
3)Third, value realization was unfavorably impacted by planned strategic investments in price in the U.S., which should be largely behind us as we enter the fourth quarter.

Segment Operating Review: Self Care
In Self Care, Net sales decreased 3.8% year-over-year, as a 5.3% decline in Organic sales was partially offset by a 1.5% benefit from foreign exchange. The weakness in the category was further exacerbated by the impact of unfavorable retailer inventory and year-over-year shipment dynamics both in the U.S. and Asia Pacific, which weighed on our volumes.

During the third quarter, we saw deceleration in the global category, which declined in the low-single-digits year-over-year both in value and units, largely due to the contraction in the seasonal businesses, offsetting continued growth in Smoking Cessation.

For perspective, in the U.S. and China, our two biggest markets for Allergy, the category was down mid-single digits during the quarter, as lower seasonal incidences hindered consumption. Q3 incidences in the U.S. were pacing to the lowest season in the past eight years.

In the U.S., a mid-teens drop in pediatric fever incidences, which represented the lowest level in five years, along with a similar decline in the cough, cold and flu incidences, drove the slowdown in the Pain and Cough, Cold and Flu categories.

Notwithstanding the seasonal dynamics, we continued to win in the market, with our global consumption outpacing both the category and Net sales performance.

In the U.S., Tylenol®, Zyrtec®, Motrin®, and Pepcid® all grew household penetration during the quarter. In Allergy, Zyrtec® was once again the fastest growing brand in the category, gaining market share and strengthening its #1 market position, now held for 17 consecutive quarters on the Adult side, as recent innovations such as Zyrtec® 5mg and Zyrtec® Hives attract new users to the category. We held or gained share in over 80% of the U.S. Self Care business.

Outside the U.S., we are also seeing strong market share momentum – as brands such as Calpol® in the UK, Rhinocort® in China, and Nicorette® are continuing to strengthen their market share.

Share momentum for Nicorette® is fueled by strong innovation both in the product and claim forms, including approval of the entire Nicorette® product range for indication against vaping in the UK earlier this year. We recently launched Total Quit campaign to champion a world in which people can be free from tobacco and nicotine addiction.

While seasonal and inventory dynamics are weighing on top line performance in Self Care, the underlying health of the business remains strong.

Commentary Regarding Tylenol®
Given the significant misinformation that has been out there surrounding acetaminophen, we would like to provide additional information on this important topic.

We stand with science:
–Rigorous, independent research endorsed by leading medical professionals and global health regulators confirms there is no credible data that shows a proven link between taking acetaminophen and autism.
–We have continuously evaluated the relevant science, and over the last several weeks we have seen a groundswell of leading medical professional organizations and global health regulators, such as the American Academy of Pediatrics, American College of Obstetricians and Gynecologists, Society for Maternal-Fetal Medicine, and World Health Organization – groups that have independently reviewed the science regarding acetaminophen use in pregnancy and neurodevelopmental disorders – vocalize that causation has not been established.
–These scientifically unsound statements have perpetuated misinformation on the safety of one of the most studied medications in history and create a real risk to the health and safety of pregnant women and children. High fevers and pain are widely recognized as potential risks to a pregnancy if left untreated. And suggesting women suffer through conditions like fevers could be potentially harmful to both mom and baby and can even drive mothers to riskier alternatives.
–We will continue to underscore how critical it is that expecting mothers understand that health professionals are best positioned to advise them on whether taking acetaminophen is appropriate based on their unique medical conditions, as indicated on our product label for Tylenol®.
–We have also made our position on this matter available on our website at https://www.kenvue.com/media/statements-on-acetaminophen

With generations of use and ongoing vocal support from leading medical voices all around the world, we have seen measured brand trust in Tylenol® remain at the same level as early September.

–Tylenol® remains the #1 Doctor and #1 Pediatrician recommended brand of pain reliever.
–As of Q3, adult Tylenol® has gained share for 13 consecutive quarters in the U.S. Pain category, strengthening its #1 market leadership and continuing to grow its share gap versus competitors.
–Kenvue also grew share in Pediatric Pain during the quarter and the latest weeks in October.

The total U.S. Children’s Tylenol® business accounts for approximately 1% of the Company’s Net sales.

When looking at scanner data for both adult and pediatric pain categories, it’s important to keep in mind both the level of seasonal incidences, which have been very low thus far, as well as base period comparisons. Specifically, in recent weeks we have been lapping pediatric ibuprofen supply constraints as well as adult acetaminophen private label out of stocks.

Our #1 priority is to the consumers and healthcare professionals we serve every day.

We remain committed to providing clarity to our consumers during this time of confusion, as well as continuing to deliver educational tools to pediatricians, doctors, and pharmacists to help them provide information on the safe use of acetaminophen for their patients.

Our message continues to be focused on our #1 Healthcare Professional recommendation, safety backed by decades of rigorous and credible research, and a reminder for consumers to read the label and to talk to their doctor if they are pregnant or breastfeeding.

Segment Operating Review: Skin Health and Beauty
In Skin Health and Beauty, Net sales decreased 3.2% versus last year due to a 3.5% decline in Organic sales, a 0.6% benefit from foreign exchange, and a 0.3% headwind from the prior year divestiture. Value realization and volume were down 1.3% and 2.2% respectively. Net sales and Organic sales growth in EMEA and Latin America was more than offset by declines in Asia Pacific and North America.

Global consumption was relatively stable, as Net sales were impacted by customer inventory movements and order patterns, similar to Self-Care. Global consumption for Neutrogena®, our largest brand, continued to improve sequentially and inched into a positive territory for the first time since Q4 2023 driven by acceleration in the U.S. Skin Health and Beauty continued to perform well in EMEA driven primarily by strength in Neutrogena®, Aveeno®, and OGX®.

Net sales declined year-over-year in the U.S. at a lower rate than Q2, and what is particularly encouraging, is the sequential improvement in value and unit consumption for the segment, as well as Neutrogena®, which grew in units year-over-year for the second consecutive quarter. In addition, we have also been able to stabilize our total distribution points across several major brands, including Neutrogena® and OGX® after many years of decline, which we believe demonstrates renewed retailer confidence in the potential of our brands and the improved innovation pipeline, which is helping us secure incremental shelf space.

We are continuing our work to get the U.S. business back on a sustainable growth and share gain trajectory with a particular focus on accelerating e-commerce, innovation, and brand building. With the shift to eCommerce most prominent in the Skin Health and Beauty category, particularly in Face, winning online is critical to our ability to stem market share loss for Neutrogena®. Over the past few months, we have put corrective action plans in place, with encouraging results during the October Prime Day, when Neutrogena® gained share in Face for the first time in 2 years. We are taking these learnings and reapplying across the rest of the portfolio and outside of promotional events.

Segment Operating Review: Essential Health
Net sales for Essential Health decreased 3.3%, as a 4.2% decline in Organic sales was partially offset by a 0.9% benefit from foreign exchange. While consumption improved sequentially relative to Q2, Net sales were negatively impacted by inventory dynamics in North America and Asia Pacific, which weighed on volumes.

BAND-AID® brand was a major source of strength in the quarter due to strong innovation launches this year, including Waterproof and Tie Die products. Our Women’s Health segment continued to grow consumption despite competitive pressure in Asia Pacific region that we are addressing via innovation.

Our performance in Oral Care continued to lag the category, particularly in North America, and we continue to focus our actions on stabilizing the core and retaining base users while unlocking mild/alcohol-free segment through innovation. We are seeing signs of improvement in consumer offtake as we implement targeted interventions at select customers and continue the global roll out of our successful ‘Wash Your MouthTM’ campaign across major markets. This campaign is driving stronger brand awareness in markets such as the U.S., Brazil, Thailand, and Japan. We have also stepped up our efforts to engage with Health Care Professionals and have seen an increase in average weekly recommendations in the U.S. for Listerine®, with the brand further solidifying its #1 Dentist & Hygienist Recommended position. As we double down on our efforts to improve household penetration, we are targeting new usage occasions beyond the home as well and are in the process of rolling out the new Listerine® on-the-go sachet format across markets.

We are continuing to make progress in our Baby brands with consumption improving sequentially for Aveeno® Baby and Johnson’s® Baby. Aveeno® Baby grew consumption and share both globally and, in the U.S., fueled by strength of the Aveeno® Kids portfolio. Johnson’s® Baby continued to see strong share growth momentum in Brazil from innovation and strong in-store activation. We will continue to support the turnaround of Johnson’s® Baby with the global relaunch and new Pure Love For Precious Moments campaign which are live in India and Brazil in Q4.

You will have also seen that proceedings were issued in the UK related to our former talc-based Johnson’s® Baby powder offering. Our statement on this topic is available at https://www.kenvue.com/media/statement-on-behalf-of-kenvue-uk-limited-on-uk-talc-litigation.

Additional Financial Metrics
Our Gross margin and Adjusted gross margin1 expanded 60 and 50 basis points versus last year, respectively, as we drove strong productivity savings in the quarter across our supply chain, which helped to more than offset the impact from lower volumes, inflation, tariffs, currency, and strategic price investment.

We maintained strong cost discipline in the quarter and continued to realize savings from Our Vue Forward. At the same time, we stayed true to our commitment to increase brand support year-over-year, which went up both in dollars and as a percentage of sales. This resulted in Operating margin and Adjusted operating margin1 contraction of 10 basis points and 60 basis points versus last year, respectively.

We delivered Net income and Adjusted net income1 of $398 million and $538 million in Q3, respectively. Net interest expense declined by $3 million year-over-year to $93 million. Third quarter Effective tax rate was 24.3% while the Adjusted effective tax rate1 came down to 24.0%. The year-over-year reduction in both measures largely reflects an increase in discrete tax benefits and unfavorable tax return true-ups in the third quarter 2024. Third quarter Diluted earnings per share was $0.21 vs $0.20 in the prior year period. Adjusted diluted earnings per share1 was $0.28, flat year-over-year.

Year-to-date through the third quarter, we generated Net cash flows from operating activities of $1.3 billion as compared to $1.0 billion in the prior year period, as Free cash flow1 improved to nearly $1.0 billion from $0.7 billion in the prior year period. We are moving toward more normalized levels of working capital relative to last year. While still early days, we are also beginning to realize benefits from our effort to improve working capital, such as increasing supplier payment terms closer to industry norms. While timing of new product and seasonal builds impact inventory, we remain focused on optimizing our inventory levels over the long-term.

2025 Outlook
Q3 results, in combination with our performance over the past month, give us confidence to affirm our outlook for 2025.

–We continue to expect both Net sales and Organic sales to decline low single digits for the year, with approximately neutral impact from foreign exchange. For Q4, we are looking for stronger year-over-year performance in Net sales and Organic sales relative to the year-to-date results, given the robust innovation pipeline, along with an easier base period comparison, which included elevated trade accruals and disruption in China.
–Our expectation for a year-over-year contraction in Adjusted operating margin also remains unchanged, as we continue to plan for higher brand spend in 2025 behind a stronger innovation cadence and overall support for our iconic brands.
–Below the line, we continue to expect Net interest expense to be flat year-over-year, with an Adjusted effective tax rate of 25.5-26.5%.
–We are maintaining our full year Adjusted diluted earnings per share in the range of $1.00 to $1.05, which continues to assume a low-single-digit headwind from foreign exchange.

We are not able to provide the most directly comparable GAAP measures or reconcile Adjusted operating income margin or Adjusted diluted earnings per share to comparable GAAP measures on a forward-looking basis without unreasonable efforts given the unpredictability of the timing and amounts of discrete items such as foreign exchange, acquisitions or divestitures, which may significantly impact GAAP results.

CONCLUDING REMARKS
To conclude, the Board and the management team are focused on continuing to take necessary actions to accelerate our path to profitable and sustainable growth.

1Non-GAAP Financial Measures
The Company uses certain non-GAAP financial measures to supplement the financial measures prepared in accordance with U.S. GAAP. There are limitations to the use of the non-GAAP financial measures presented herein. These non-GAAP financial measures are not prepared in accordance with U.S. GAAP nor do they have any standardized meaning under U.S. GAAP. In addition, other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way the Company calculates such measures. Accordingly, the non-GAAP financial measures may not be comparable to such similarly titled non-GAAP financial measures used by other companies. The Company cautions you not to place undue reliance on these non-GAAP financial measures, but instead to consider them with the most directly comparable U.S. GAAP measure. These non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation. These non-GAAP financial measures should be considered supplements to, not substitutes for, or superior to, the corresponding financial measures calculated in accordance with U.S. GAAP.

The Company believes the presentation of these measures is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. The Company believes these measures help improve investors’ ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies. In addition, the Company believes these measures are also among the primary measures used externally by the Company’s investors, analysts, and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in our industry.

Below are definitions and the reconciliation to the most closely related GAAP measures for the non-GAAP measures used in these remarks.

Adjusted diluted earnings per share: We define Adjusted diluted earnings per share as Adjusted net income divided by the weighted average number of diluted shares outstanding. Management views this non-GAAP measure as useful to investors as it provides a supplemental measure of the Company’s performance over time.

Adjusted effective tax rate: We define Adjusted effective tax rate as U.S. GAAP Effective tax rate adjusted for the tax effects on special item adjustments including amortization of intangible assets, restructuring expenses and operating model optimization initiatives, Separation-related costs, conversion of stock-based awards, Founder Shares, impairment charges other than the Dr.Ci:Labo® asset impairment, litigation (income) expense, losses on investments, and tax indemnification releases. We also exclude taxes related to the Deferred Markets and taxes related to the Dr.Ci:Labo® asset impairment charges. Management believes this non-GAAP measure is useful to investors as it provides a supplemental measure of the Company’s performance over time.

Adjusted gross profit margin: We define Adjusted gross profit margin (also referred to as “Adjusted gross margin”) as U.S. GAAP Gross profit margin adjusted for amortization of intangible assets, Separation-related costs, conversion of stock-based awards, Founder Shares, and operating model optimization initiatives. Management believes this non-GAAP measure is useful to investors as it provides a supplemental perspective to the Company’s operating efficiency over time.

Adjusted net income: We define Adjusted net income as U.S. GAAP Net income adjusted for amortization of intangible assets, restructuring expenses and operating model optimization initiatives, Separation-related costs, conversion of stock-based awards, Founder Shares, impairment charges, the impact of the Deferred Markets, litigation income, losses on investments, tax indemnification releases, and their related tax impacts (i.e., special items). Adjusted net income excludes the impact of items that may obscure trends in our underlying performance. Management believes this non-GAAP measure is useful to investors as the Company uses Adjusted net income for strategic decision making, forecasting future results, and evaluating current performance.

Adjusted operating income: We define Adjusted operating income as U.S. GAAP Operating income adjusted for amortization of intangible assets, restructuring expenses and operating model optimization initiatives, Separation-related costs, conversion of stock-based awards, Founder Shares, impairment charges, the impact of the Deferred Markets, and litigation income. Management believes this non-GAAP measure is useful to investors as management uses Adjusted operating income to assess the Company’s financial performance.

Adjusted operating income margin: We define Adjusted operating income margin (also referred to as “Adjusted operating margin”) as Adjusted operating income as a percentage of U.S. GAAP Net sales. Management believes this non-GAAP measure is useful to investors as it provides a supplemental perspective to the Company’s operating efficiency over time.

Free cash flow: We define Free cash flow as U.S. GAAP Net cash flows from operating activities adjusted for purchases of property, plant, and equipment. Management believes this non-GAAP measure is useful to investors as it provides a view of the Company’s liquidity after deducting capital expenditures, which are considered a necessary component of our ongoing operations.

Organic sales: We define Organic sales as U.S. GAAP Net sales excluding the impact of changes in foreign currency exchange rates and the impact of acquisitions and divestitures. We report changes in Organic sales on a period-over-period basis. Management believes reporting period-over-period changes in Organic sales provides investors with additional, supplemental information that is useful in assessing the Company’s results of operations by excluding the impact of certain items that we believe do not directly reflect our underlying operations.

Cautions Concerning Forward-Looking Statements
These prepared remarks include “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements about management’s expectations of Kenvue’s future operating and financial performance, product development, market position, and business strategy. Such forward-looking statements include statements regarding the proposed transaction with Kimberly-Clark.

Forward-looking statements may be identified by the use of words such as “plans,” “expects,” “will,” “anticipates,” “estimates,” and other words of similar meaning. The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of Kenvue and its affiliates. Risks and uncertainties include, but are not limited to: the inability to execute on Kenvue’s business development strategy; inflation and other economic factors, such as interest rate and currency exchange rate fluctuations, as well as existing or proposed tariffs and other constraints on trade both in the U.S. and in foreign markets; the ability to successfully manage local, regional, or global economic volatility, including reduced market growth rates, and to generate sufficient income and cash flow to allow Kenvue to effect any expected share repurchases and dividend payments; Kenvue’s ability to maintain satisfactory credit ratings and access capital markets, which could adversely affect its liquidity, capital position, and borrowing costs; competition, including technological advances, new products, and intellectual property attained by competitors; challenges inherent in new product research and development; uncertainty of commercial success for new and existing products and digital capabilities; challenges to intellectual property protections including counterfeiting; the ability of Kenvue to successfully execute strategic plans, including Our Vue Forward and other restructuring or cost-saving initiatives; the impact of business combinations and divestitures, including any ongoing or future transactions; manufacturing difficulties or delays, internally or within the supply chain; product efficacy or safety concerns resulting in product recalls or regulatory action; significant adverse litigation or government action, including related to product liability claims; changes to applicable laws and regulations and other requirements imposed by stakeholders; changes in behavior and spending patterns of consumers; natural disasters, acts of war, or terrorism, catastrophes, or epidemics, pandemics, or other disease outbreaks; financial instability of international economies and legal systems and sovereign risk; the inability to realize the benefits of the separation from Kenvue’s former parent, Johnson & Johnson; the risk of disruption or unanticipated costs in connection with the separation; the Company’s inability to consummate the proposed transaction with Kimberly-Clark due to, among other things, market, regulatory and other factors; the potential for disruption to the Company’s business resulting from the proposed transaction with Kimberly-Clark; and potential adverse effects on the Company’s stock price from the announcement, suspension or consummation of the proposed transaction with Kimberly-Clark.

A further list and descriptions of these risks, uncertainties, and other factors can be found in Kenvue’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and other filings, available at investors.kenvue.com or on request from Kenvue. Any forward-looking statement made in these prepared remarks speaks only as of the date of these prepared remarks. Kenvue undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or developments or otherwise.

APPENDIX
Organic Sales Change
The following tables present a reconciliation of the change in Net sales, as reported, to the change in Organic sales, a non-GAAP measure for the periods presented:

	Fiscal Three Months Ended September 28, 2025 vs. September 29, 2024
	Reported Net Sales Change	Impact of Foreign Currency	Acquisitions and Divestitures	Organic Sales Change
(Unaudited)				Total Organic Sales Change	Price/Mix(1)	Volume
Self Care	(3.8)%	1.5%	—%	(5.3)%	(0.3)%	(5.0)%
Skin Health and Beauty	(3.2)	0.6	(0.3)	(3.5)	(1.3)	(2.2)
Essential Health	(3.3)	0.9	—	(4.2)	0.1	(4.3)
Total	(3.5)%	1.0%	(0.1)%	(4.4)%	(0.4)%	(4.0)%

	Fiscal Nine Months Ended September 28, 2025 vs. September 29, 2024
	Reported Net Sales Change	Impact of Foreign Currency	Acquisitions and Divestitures	Organic Sales Change
(Unaudited)				Total Organic Sales Change	Price/Mix(1)	Volume
Self Care	(3.5)%	0.1%	—%	(3.6)%	—%	(3.6)%
Skin Health and Beauty	(4.8)	(0.6)	(0.2)	(4.0)	(1.9)	(2.1)
Essential Health	(3.4)	(1.2)	—	(2.2)	(0.2)	(2.0)
Total	(3.8)%	(0.5)%	—%	(3.3)%	(0.6)%	(2.7)%
(1) Price/Mix reflects value realization.

Total Segment Net Sales and Adjusted Operating Income
Segment Net sales for the periods presented were as follows:

	Net Sales
	Fiscal Three Months Ended		Fiscal Nine Months Ended
(Unaudited; Dollars in Millions)	September 28, 2025	September 29, 2024	September 28, 2025	September 29, 2024
Self Care	$1,564	$1,625	$4,786	$4,958
Skin Health and Beauty	1,038	1,072	3,074	3,229
Essential Health	1,162	1,202	3,484	3,606
Total segment net sales	$3,764	$3,899	$11,344	$11,793

Segment Adjusted operating income for the periods presented was as follows:

	Adjusted Operating Income
	Fiscal Three Months Ended		Fiscal Nine Months Ended
(Unaudited; Dollars in Millions)	September 28, 2025	September 29, 2024	September 28, 2025	September 29, 2024
Self Care Adjusted operating income	$520	$557	$1,613	$1,692
Skin Health and Beauty Adjusted operating income	137	191	378	502
Essential Health Adjusted operating income	307	291	897	914
Total	$964	$1,039	$2,888	$3,108
Reconciliation to Adjusted operating income (non-GAAP):
Depreciation(1)	75	94	226	238
General corporate/unallocated expenses	82	82	251	258
Other operating expense, net	1	7	19	29
Other—impact of Deferred Markets	(5)	(8)	(30)	(47)
Litigation (expense) income	—	4	—	4
Adjusted operating income (non-GAAP)	$811	$860	$2,422	$2,626
Reconciliation to Income before taxes:
Amortization of intangible assets(2)	66	66	193	212
Separation-related costs(3)	17	85	79	231
Restructuring expenses and operating model optimization initiatives(4)	97	38	232	146
Conversion of stock-based awards	1	6	5	34
Other—impact of Deferred Markets	5	8	30	47
Founder Shares	(4)	7	4	24
Litigation expense (income)	—	(4)	—	(4)
Impairment charges(5)	—	—	—	578
Operating income	$629	$654	$1,879	$1,358
Other expense (income), net	10	(19)	26	6
Interest expense, net	93	96	281	283
Income before taxes	$526	$577	$1,572	$1,069
(1) Depreciation consists of depreciation of property, plant, and equipment and amortization of integration and development costs capitalized in connection with cloud computing arrangements.
(2) Relates to the amortization of definite-lived intangible assets (primarily trademarks, trade names, and customer lists) over their estimated useful lives.
(3) Separation-related costs relate to non-recurring costs incurred in connection with our establishment of Kenvue as a standalone public company. Separation-related costs associated with information technology and other activities, primarily related to the disentanglement of systems and the discontinuance of certain information technology assets, are substantially completed. However, costs related to legal entity name changes and certain other separation-related activities are expected to continue for a longer period than originally anticipated. Separation-related costs are composed of the following:

	Fiscal Three Months Ended		Fiscal Nine Months Ended
(Unaudited; Dollars in Millions)	September 28, 2025	September 29, 2024	September 28, 2025	September 29, 2024
Information technology and other	$12	$75	$63	$203
Legal entity name change	5	10	16	28
Total Separation-related costs	$17	$85	$79	$231
Information technology and other costs primarily relates to the disentanglement of systems and the costs associated with the discontinuation of certain information technology assets. These costs also include depreciation expense on Separation-related assets for the fiscal three and nine months ended September 29, 2024.

(4) Restructuring expenses and operating model optimization initiatives, which relate to the 2024 Multi-Year Restructuring Initiative, are composed of the following:

	Fiscal Three Months Ended		Fiscal Nine Months Ended
(Unaudited; Dollars in Millions)	September 28, 2025	September 29, 2024	September 28, 2025	September 29, 2024
Employee-related costs (one-time severance and other termination benefits)	$32	$17	$78	$81
Information technology and project-related costs	60	18	147	49
Other implementation costs	5	3	7	16
Total Restructuring expenses and operating model optimization initiatives	$97	$38	$232	$146
(5) Impairment charges includes $488 million recognized in the fiscal three months ended June 30, 2024 in relation to Dr.Ci:Labo® long-lived assets, $68 million recognized in the fiscal three months ended March 31, 2024 on the held for sale asset associated with the Company’s former corporate headquarters in Skillman, New Jersey, and $22 million recognized in the fiscal three months ended June 30, 2024 on certain software development assets.

Non-GAAP Financial Information
The following tables present reconciliations of GAAP to non-GAAP for the periods presented:

	Fiscal Three Months Ended September 28, 2025
(Unaudited; Dollars in Millions)	As Reported	Adjustments	Reference	As Adjusted
Net sales	$3,764	—		$3,764

Gross profit	$2,226	79	(a)	$2,305
Gross profit margin	59.1%			61.2%

Operating income	$629	182	(a)-(c)	$811
Operating income margin	16.7%			21.5%

Net income	$398	140	(a)-(d)	$538
Net income margin	10.6%			14.3%
Interest expense, net	$93
Provision for taxes	$128
Depreciation and amortization	$141
EBITDA (non-GAAP)	$760	116	(b)-(c), (e)	$876
EBITDA margin (non-GAAP)	20.2%			23.3%

Detail of Adjustments
	Cost of Sales	SG&A/Restructuring Expenses	Other Operating Expense, Net	Provision for Taxes	Total
Amortization of intangible assets(1)	$66	$—	$—	$—	$66
Restructuring expenses(2)	—	84	—	—	84
Operating model optimization initiatives(2)	8	5	—	—	13
Separation-related costs (including conversion of stock-based awards and Founder Shares)(3)	5	9	—	—	14
Impact of Deferred Markets—minority interest expense	—	—	2	—	2
Impact of Deferred Markets—provision for taxes	—	—	3	(3)	—
Tax impact on special item adjustments	—	—	—	(39)	(39)
Total	$79	$98	$5	$(42)	$140
	(a)	(b)	(c)	(d)
Cost of sales less amortization	$13
	(e)

	Fiscal Three Months Ended September 29, 2024
(Unaudited; Dollars in Millions)	As Reported	Adjustments	Reference	As Adjusted
Net sales	$3,899	—		$3,899

Gross profit	$2,282	86	(a)	$2,368
Gross profit margin	58.5%			60.7%

Operating income	$654	206	(a)-(c)	$860
Operating income margin	16.8%			22.1%

Net income	$383	159	(a)-(e)	$542
Net income margin	9.8%			13.9%
Interest expense, net	$96
Provision for taxes	$194
Depreciation and amortization	$160
EBITDA (non-GAAP)	$833	119	(b)-(d), (f)	$952
EBITDA margin (non-GAAP)	21.4%			24.4%

Detail of Adjustments
	Cost of Sales	SG&A/Restructuring Expenses	Other Operating Expense, Net	Other Expense (Income), Net	Provision for Taxes	Total
Amortization of intangible assets(1)	$66	$—	$—	$—	$—	$66
Restructuring expenses(2)	—	31	—	—	—	31
Operating model optimization initiatives(2)	4	3	—	—	—	7
Separation-related costs (including conversion of stock-based awards and Founder Shares)(3)	16	82	—	—	—	98
Impact of Deferred Markets—minority interest expense	—	—	4	—	—	4
Impact of Deferred Markets—provision for taxes	—	—	4	—	(4)	—
Litigation income	—	—	(4)	—	—	(4)
Tax indemnification release	—	—	—	(21)	—	(21)
Tax impact on special item adjustments	—	—	—	—	(22)	(22)
Total	$86	$116	$4	$(21)	$(26)	$159
	(a)	(b)	(c)	(d)	(e)
Cost of sales less amortization	$20
	(f)

	Fiscal Nine Months Ended September 28, 2025
(Unaudited; Dollars in Millions)	As Reported	Adjustments	Reference	As Adjusted
Net sales	$11,344	—		$11,344

Gross profit	$6,655	233	(a)	$6,888
Gross profit margin	58.7%			60.7%

Operating income	$1,879	543	(a)-(c)	$2,422
Operating income margin	16.6%			21.4%

Net income	$1,140	423	(a)-(d)	$1,563
Net income margin	10.0%			13.8%
Interest expense, net	$281
Provision for taxes	$432
Depreciation and amortization	$419
EBITDA (non-GAAP)	$2,272	350	(b)-(c), (e)	$2,622
EBITDA margin (non-GAAP)	20.0%			23.1%

Detail of Adjustments
	Cost of Sales	SG&A/Restructuring Expenses	Other Operating Expense, Net	Provision for Taxes	Total
Amortization of intangible assets(1)	$193	$—	$—	$—	$193
Restructuring expenses(2)	—	204	—	—	204
Operating model optimization initiatives(2)	20	8	—	—	28
Separation-related costs (including conversion of stock-based awards and Founder Shares)(3)	20	68	—	—	88
Impact of Deferred Markets—minority interest expense	—	—	12	—	12
Impact of Deferred Markets—provision for taxes	—	—	18	(18)	—
Tax impact on special item adjustments	—	—	—	(102)	(102)
Total	$233	$280	$30	$(120)	$423
	(a)	(b)	(c)	(d)
Cost of sales less amortization	$40
	(e)

	Fiscal Nine Months Ended September 29, 2024
(Unaudited; Dollars in Millions)	As Reported	Adjustments	Reference	As Adjusted
Net sales	$11,793	—		$11,793

Gross profit	$6,889	288	(a)	$7,177
Gross profit margin	58.4%			60.9%

Operating income	$1,358	1,268	(a)-(d)	$2,626
Operating income margin	11.5%			22.3%

Net income	$737	963	(a)-(f)	$1,700
Net income margin	6.2%			14.4%
Interest expense, net	$283
Provision for taxes	$332
Depreciation and amortization	$450
EBITDA (non-GAAP)	$1,802	1,066	(b)-(e), (g)	$2,868
EBITDA margin (non-GAAP)	15.3%			24.3%

Detail of Adjustments
	Cost of Sales	SG&A/Restructuring Expenses	Impairment Charges	Other Operating Expense, Net	Other Expense (Income), Net	Provision for Taxes	Total
Amortization of intangible assets(1)	$212	$—	$—	$—	$—	$—	$212
Restructuring expenses(2)	—	120	—	—	—	—	120
Operating model optimization initiatives(2)	19	7	—	—	—	—	26
Separation-related costs (including conversion of stock-based awards and Founder Shares)(3)	57	232	—	—	—	—	289
Impairment charges(4)	—	—	578	—	—	(151)	427
Impact of Deferred Markets—minority interest expense	—	—	—	20	—	—	20
Impact of Deferred Markets—provision for taxes	—	—	—	27	—	(27)	—
Litigation income	—	—	—	(4)	—	—	(4)
Losses on investments(5)	—	—	—	—	31	—	31
Tax indemnification release	—	—	—	—	(21)	—	(21)
Tax impact on special item adjustments	—	—	—	—	—	(137)	(137)
Total	$288	$359	$578	$43	$10	$(315)	$963
	(a)	(b)	(c)	(d)	(e)	(f)
Cost of sales less amortization	$76
	(g)
(1) Relates to the amortization of definite-lived intangible assets (primarily trademarks, trade names, and customer lists) over their estimated useful lives.

(2) Restructuring expenses and operating model optimization initiatives, which relate to the 2024 Multi-Year Restructuring Initiative, are composed of the following:

	Fiscal Three Months Ended		Fiscal Nine Months Ended
(Unaudited; Dollars in Millions)	September 28, 2025	September 29, 2024	September 28, 2025	September 29, 2024
Employee-related costs (one-time severance and other termination benefits)	$32	$17	$78	$81
Information technology and project-related costs	60	18	147	49
Other implementation costs	5	3	7	16
Total Restructuring expenses and operating model optimization initiatives	$97	$38	$232	$146
(3) Separation-related costs relate to non-recurring costs incurred in connection with our establishment of Kenvue as a standalone public company. Separation-related costs associated with information technology and other activities, primarily related to the disentanglement of systems and the discontinuance of certain information technology assets, are substantially completed. However, costs related to legal entity name changes and certain other separation-related activities are expected to continue for a longer period than originally anticipated. Separation-related costs, including the impact of the conversion of stock-based compensation awards and the incremental stock-based compensation from the issuance of the Founder Shares, are composed of the following:

	Fiscal Three Months Ended		Fiscal Nine Months Ended
(Unaudited; Dollars in Millions)	September 28, 2025	September 29, 2024	September 28, 2025	September 29, 2024
Information technology and other	$12	$75	$63	$203
Legal entity name change	5	10	16	28
Separation-related costs	$17	$85	$79	$231
Conversion of stock-based awards	1	6	5	34
Founder Shares	(4)	7	4	24
Total	$14	$98	$88	$289
Information technology and other costs primarily relates to the disentanglement of systems and the costs associated with the discontinuation of certain information technology assets. These costs also include depreciation expense on Separation-related assets for the fiscal three and nine months ended September 29, 2024.
(4) Impairment charges includes $488 million recognized in the fiscal three months ended June 30, 2024 in relation to Dr.Ci:Labo® long-lived assets, $68 million recognized in the fiscal three months ended March 31, 2024 on the held for sale asset associated with the Company’s former corporate headquarters in Skillman, New Jersey, and $22 million recognized in the fiscal three months ended June 30, 2024 on certain software development assets.
(5) Relates to impairment charges incurred to write off a portion of the Company’s equity investment balance.

The following table presents reconciliations of the Effective tax rate, as reported, to Adjusted effective tax rate for the periods presented:

	Fiscal Three Months Ended		Fiscal Nine Months Ended
(Unaudited)	September 28, 2025	September 29, 2024	September 28, 2025	September 29, 2024
Effective tax rate	24.3%	33.6%	27.5%	31.1%
Adjustments:
Tax-effect on special item adjustments	(0.7)	(5.2)	(1.8)	(4.8)
Dr.Ci:Labo® Impairment	—	—	—	0.8
Taxes related to Deferred Markets	0.4	0.5	0.4	0.5
Adjusted Effective tax rate (non-GAAP)	24.0%	28.9%	26.1%	27.6%

The following table presents a reconciliation of Effective tax rate, as forecasted on a U.S. GAAP basis, to forecasted Adjusted effective tax rate for fiscal year 2025:

Fiscal Year 2025
(Unaudited)	Forecast
Effective tax rate	28.5% - 29.5%
Adjustments:
Tax-effect on special item adjustments	(3.4)
Taxes related to Deferred Markets	0.4
Adjusted Effective tax rate (non-GAAP)	25.5% - 26.5%

The following table presents a reconciliation of Diluted earnings per share, as reported, to Adjusted diluted earnings per share for the periods presented:

	Fiscal Three Months Ended		Fiscal Nine Months Ended
(Unaudited)	September 28, 2025	September 29, 2024	September 28, 2025	September 29, 2024
Diluted earnings per share	$0.21	$0.20	$0.59	$0.38
Adjustments:
Separation-related costs	0.01	0.04	0.04	0.12
Conversion of stock-based awards	—	—	—	0.02
Restructuring expenses and operating model optimization initiatives	0.05	0.02	0.12	0.08
Impairment charges	—	—	—	0.30
Amortization of intangible assets	0.03	0.03	0.10	0.11
Losses on investments	—	—	—	0.02
Tax impact on special item adjustments	(0.02)	(0.01)	(0.05)	(0.15)
Other	—	—	0.01	—
Adjusted diluted earnings per share (non-GAAP)	$0.28	$0.28	$0.81	$0.88

The following table presents a reconciliation of Net cash flows from operating activities, as reported, and Purchases of property, plant, and equipment, as reported, to Free cash flow for the periods presented:

	Fiscal Nine Months Ended
(Unaudited; Dollars in Billions)	September 28, 2025	September 29, 2024
Net cash flows from operating activities	$1.3	$1.0
Purchases of property, plant, and equipment	(0.4)	(0.3)
Free cash flow (non-GAAP)	$1.0	$0.7
Note: Numbers may not foot due to rounding.